Exhibit (d)(ii)

DIREXION ETF SUBSIDIARY

FORM OF INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement between Direxion ETF Subsidiary (the “Fund”), a Cayman Island exempted company, incorporated in the Cayman Islands, and Rafferty Asset Management, LLC, a New York limited liability company (the “Adviser”), is made as of August 2016.

WHEREAS, the Fund is organized pursuant to Company Law CAP 22, and is wholly-owned and controlled by the Direxion Auspice Broad Commodity Strategy ETF, a series of the Direxion Shares ETF Trust (the “Trust”), a Delaware Statutory Trust organized and registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser provides investment advice and is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to perform investment advisory services and certain other services for the Fund that are listed in one or more Schedules attached hereto, as such schedules may be amended from time to time, and the Adviser is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.

Appointment. The Fund hereby appoints the Adviser, subject to the direction and control of the Trust’s Board of Trustees (the “Board”), to manage the investment and reinvestment of the assets of the Fund as listed on Schedule A of this Agreement (as such schedule may be amended from time to time) for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation set forth on Schedule A. In the performance of its duties, the Adviser will act in the best interests of the Fund and Trust and the Fund will comply with (a) applicable laws and regulations, including, but not limited to the 1940 Act, (b) the terms of this Agreement, (c) the Trust’s Declaration of Trust, By-Laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) the stated investment objective, policies and restrictions of the Fund, and (e) such other guidelines as the Board reasonably may establish.

2.	Duties of the Investment Adviser.

a.

Subject to the supervision of the Board, the Adviser will provide a continuous investment program fro the Fund, including investment research and management with respect to all securities, investments and cash equivalents in the Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. To carry out such decisions, the

Adviser hereby is authorized, as agent and attorney-in-fact for the Fund, for the account of, at the risk of and in the name of the Fund, to place orders and issue instructions with respect to those transactions of the Fund. The Adviser will exercise full discretion and act for the Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transaction.

b.

The Adviser will place orders pursuant to its investment determinations the Fund either directly with the issuer or through other brokers. In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Adviser, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commissions, the timing of the transactions taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of services rendered by the broker in other transactions. Subject to such policies as the Board may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reasons of its having caused the Fund to pay a broker that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion. In no instance will portfolio securities of the Fund be purchased from or sold to the Adviser or any affiliated person of the Adviser. The Fund agrees that any entity or person associated with the Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and the Fund has consented to the retention of compensation for such transactions.

c.

The Adviser will send periodic reports to the Board as the Board reasonably may request with respect to portfolio management activities, and also will keep the Board informed of important developments affecting the Trust, the Fund and Adviser, and on its own initiative, will provide the Board from time to time with such information as the Adviser may believe appropriate for this purpose. The

Adviser also will make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Adviser.

d.

The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser’s duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser. No obligation may be incurred on the Fund’s behalf in any such respect.

e.

Any of the foregoing functions with respect to the Fund may be delegated by the Adviser, at the Adviser’s expense, to another appropriate party (including an affiliated party), subject to such approval by the Board. The Adviser shall oversee the performance of delegated functions by any such party and shall furnish to the Trust with such quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties as the Board reasonably may request.

3.

Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

4.	Books and Records.

a.

The Adviser shall maintain records for the Fund relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under Rule 31a-1 of the Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to the rules and regulations of any national, state or local government entity with jurisdiction over the Trust, including the Internal Revenue Service.

b.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

5.

Expenses. During the term of this Agreement, the Fund will bear all expenses not specifically assumed by the Adviser that are incurred in its operation and the offering of its shares. Expenses borne by the Fund will include, but are not limited to the following (or the Fund’s proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the

Adviser; (c) expenses of organizing the Fund; (d) filing fees and expenses related to the registration and qualification of the Fund’s shares and the Fund under Cayman Island corporate laws or U.S. federal or state securities laws and maintaining such registrations and qualifications; (e) distribution fees; (f) fees and salaries payable to the members of the Board and officers who are not officers or employees of the Adviser or interested persons (as defined in the 1940 Act) of any investment adviser or distributor of the Trust; (g) taxes (including any income or franchise taxes) and governmental fees; (h) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (i) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (j) legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees; (k) charges of custodians, transfer agents and other agents; (l) costs of preparing share certificates; (m) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund; and (n) fees and other expenses incurred in connection with membership in investment company organizations.

6.

Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties of from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Adviser, who may be or becomes an officer, trustee, employee, or agent of the Fund shall be deem3ed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it.

7.

Compensation. The Fund shall not be required to pay a management fee to the Adviser for the services to be provided by the Adviser hereunder so long as the Direxion Indexed Managed Futures Strategy Fund (the sole shareholder of the Fund) pays an advisory fee to the Adviser with respect to the assets invested in the Fund for managing its assets.

8.

Duration and Termination. This Agreement shall become effective upon its execution; provided, that with respect to the Fund now existing or hereafter created, this Agreement shall not take effect unless it first has been approved (i) by a vote of the majority of those trustees of the Trust who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval (or as otherwise permitted by applicable laws and regulations), and (ii) by vote of a majority of that Fund’s outstanding voting securities (which typically will be held by the sole initial shareholder of such Fund). This Agreement shall remain in full force and effect continuously thereafter with respect to the Fund until terminated, without payment of any penalty, as follows:

a.

By vote of a majority of its trustees, or by the affirmative vote of a majority of the outstanding shares of such Fund, the Trust at any time may terminate this Agreement with respect to a Fund by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser at its principal officers; or

b.

With respect to the Fund, this Agreement shall have an initial term of two years commending from the effective date of this Agreement with respect to such Fund, and thereafter shall continue in effect with respect to the Fund if such continuance is approved at least annually by (i) the Trustees or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) the majority of the Trustees who are not interested persons of the Trust or of the Adviser or of any subadviser, by vote case in person at a meeting called for the purpose of voting on such approval (or as otherwise permitted by applicable laws and regulations). If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulation thereunder with respect to the Fund; or

c.	The Adviser may at any time terminate this Agreement with respect to the Fund by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid to the Trust.

d.	This Agreement automatically and immediately will terminate in the event of its assignment.

9.

Amend of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement with respect to the Fund shall be effective except, if required by law, by vote of the holders of a majority of the Fund’s outstanding voting securities.

10.

Governing Law. This Agreement shall be construed in accordance with the laws of the Cayman Islands and the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the Cayman Islands and the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.	Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms having the 1940 Act.

12.

Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13.

Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

DIREXION ETF SUBSIDIARY

By:

RAFFERTY ASSET MANAGMENT, LLC

By:

Schedule A

To the Investment Advisory Agreement

between the Direxion ETF Subsidiary and Rafferty Asset Management, LLC

Pursuant to Section 1 of the Investment Advisory Agreement (the “Agreement”) between Direxion ETF Subsidiary (the “Fund”) and Rafferty Asset Management, LLC (“Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Fund discussed below.

The Fund shall not be required to pay a management fee to the Adviser for the services to be provided by the Adviser hereunder so long as the Direxion Auspice Broad Commodity Strategy ETF (the sole shareholder of the Fund) pays an advisory fee to the Adviser with respect to the assets invested in the Fund for managing its assets.